Exhibit 99.1

DISH Network Reports Year-End 2013 Financial Results

ENGLEWOOD, Colo., Feb. 21, 2014 — DISH Network Corporation (NASDAQ: DISH) reported 2013 total revenue of $13.9 billion compared to $13.2 billion in 2012, an increase of 5.5 percent. Net income attributable to DISH Network in 2013 increased 26.8 percent to $807 million from $637 million in 2012. Diluted earnings per share were $1.76 in 2013, compared with $1.41 in 2012.

With the closure of its remaining Blockbuster company-owned domestic retail stores and by-mail DVD service, DISH has recast its financial statements and certain operational metrics to present Blockbuster as discontinued operations for all periods presented.

For the full year, DISH activated approximately 2.666 million gross new pay-TV subscribers compared to approximately 2.739 million in 2012. DISH ended 2013 with approximately 14.057 million pay-TV subscribers compared with approximately 14.056 million at the end of 2012.

Pay-TV average monthly revenue per subscriber was $80.37 during 2013 versus $76.98 in 2012. Pay-TV average monthly subscriber churn for 2013 increased slightly to 1.58 percent from 1.57 percent in 2012.

DISH added approximately 253,000 net broadband subscribers in 2013, bringing its total broadband subscriber base to approximately 436,000 compared to approximately 183,000 at the close of 2012.

To improve its position in the growing consumer satellite broadband market, among other reasons, DISH entered into agreements on Feb. 20, 2014 to implement a transaction with EchoStar Corporation and its subsidiaries that calls for DISH to transfer to EchoStar on March 1, 2014 five of its satellites (including related in-orbit incentives) and approximately $11 million in cash in exchange for shares of two series of preferred tracking stock, and for DISH to lease back certain satellite capacity on those five satellites. The tracking stock will represent an aggregate 80 percent economic interest in the residential retail satellite broadband business of EchoStar’s subsidiary, Hughes Network Systems, LLC.

Detailed financial data and other information are available in DISH Network’s Form 10-K for the year ended Dec. 31, 2013, filed today with the Securities and Exchange Commission.

DISH Network will host its fourth quarter and full-year 2013 financial results conference call today at noon Eastern time. The dial-in numbers are (800) 616-6729 (U.S. toll-free) or (763) 488-9145, conference ID number 53529168.

About DISH

DISH Network Corporation (NASDAQ: DISH), through its subsidiary DISH Network L.L.C., provides approximately 14.057 million satellite TV customers, as of Dec. 31, 2013, with the highest quality programming and technology with the most choices at the best value. Subscribers enjoy a high definition line-up with more than 200 national HD channels, the most international channels, and award-winning HD and DVR technology. DISH Network Corporation is a Fortune 200 company. Visit www.dish.com.

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